Exhibit 10.3

First AMENDMENT TO
Amended and Restated EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT is dated January 29th, 2020 by and between Interpace Biosciences, Inc. (“Company”) and Jack E. Stover (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement dated as of December 5, 2018 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective on the date first above written:

1. The following shall replace Section 1.9 of the Employment Agreement:

“1.9 “Transaction” means any of the following events following the date hereof: (i) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any “person” (as such term is used in Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), corporation or other entity or group thereof acting jointly; (iii) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any other “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act), corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (iv) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act), corporation or other entity or group thereof acting jointly. Additionally, any transaction that involves a mere change in identity, form or place of organization with the meaning of Section 368(a)(1)(F) of the Code, or a transaction of similar effect or which is used to obtain a line of credit or other financing, shall not constitute a Transaction.

2. The following sentence shall be inserted following the last sentence of Section 3.4 of the Employment Agreement:

“In the event of a Transaction on or following January 29, 2020, each of the Executive’s then-outstanding equity awards shall be eligible to vest and become exercisable in full immediately prior to the occurrence of such Transaction (including any such awards that vest in whole or in part based on the attainment of performance-vesting conditions that shall be deemed achieved at the target level of the applicable award agreement), subject to the Executive’s continuous employment through such Transaction.”

3. The Employment Agreement, as amended by the foregoing changes, is hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement as of the date first above written.

INTERPACE BIOSCIENCES, INC.

By:	/s/ Stephen Sullivan
Name:	Stephen Sullivan
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ Jack E. Stover
Name:	Jack E. Stover